Exhibit 99.1

For Immediate Release

Contacts:

Media contact: Lisa Hawks, Director of Public Relations,

612-291-6150 or lisa.hawks@bestbuy.com

Investor contacts: Jennifer Driscoll, VP of IR,

612-291-6110 or jennifer.driscoll@bestbuy.com

or Shannon Burns, Senior Investor Relations Manager,

612-291-6126 or shannon.burns@bestbuy.com

Best Buy Reports 4th Quarter Earnings from Continuing Operations of
$378 Million, or $1.16 Per Diluted Share

Company FY03 earnings from continuing operations is $622 million, or $1.91 per diluted share; expense control contributes to improved performance in slow economy

	Fourth Quarter
Performance Summary ($ in millions, except per share amounts)	Ended 3/1/03(1)	Ended 3/2/02 As adjusted(2)	Ended 3/2/02
Revenue	$6,989	$6,295	$6,295
Comparable store sales % change(3)	1.2%	4.5%	4.5%
Gross profit as % of revenue	25.1%	25.3%	21.8%
SG&A expenses as % of revenue	16.3%	16.7%	13.8%
Operating income as % of revenue	8.7%	8.6%	8.0%
Diluted EPS - continuing operations	$1.16	$1.04	$0.97
Diluted EPS	$0.96	$1.16	$1.08

Note: Quarterly data and last year’s as adjusted data are unaudited. All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1)     Financial data for the quarter ended 3/1/03 reflects the newly adopted accounting principle EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.

(2)     As adjusted information conforms the accounting for vendor allowances to the fiscal 2003 method.

(3)     Includes revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the Comparable Store Sales Change excludes Musicland revenue, which is included in discontinued operations.

MINNEAPOLIS, April 1, 2003 — Best Buy Co., Inc. (NYSE: BBY) today reported record earnings from continuing operations of $378 million, or $1.16 per diluted share, for the quarter ended March 1, 2003, compared with as-adjusted earnings from continuing operations of $336 million, or $1.04 per diluted share, for the quarter ended March 2, 2002. The as-adjusted information for fiscal 2002 conforms the accounting for vendor allowances to the fiscal 2003 method. The Company also reported net earnings for the fourth quarter of $311 million, or $0.96 per diluted share, which includes $67 million in losses from discontinued operations. The Company previously reported on

March 31, 2003, that it is actively marketing the Musicland businesses and has adopted new accounting guidance for vendor allowances (EITF No. 02-16).

                “The fourth quarter was difficult for many retailers, including Best Buy,” said Brad Anderson, chief executive officer of Best Buy Co., Inc. “Yet I am pleased that while we saw a competitive environment that was much more vigorous than in the prior year, we navigated it successfully to gain market share without sacrificing profitability. We also increased income from continuing operations at a 13-percent rate compared with fiscal 2002 on an as-adjusted basis. In addition, without the accounting classification of Musicland as a discontinued operation, the Musicland fixed asset impairment charge announced on March 6, and the change in accounting for vendor allowances, we would have reported net earnings of $1.10 per share for the fourth quarter, which was the high end of our previous guidance.”

                Revenue for the fourth quarter, excluding revenue from discontinued operations, increased 11 percent to $7.0 billion from $6.3 billion a year ago. The revenue increase reflected the addition of 67 U.S. Best Buy stores in the past year, which brought the total to 548 stores, and six new Magnolia Hi-Fi stores, as well as the opening of eight Best Buy Canada stores and nine Future Shop stores. Comparable store sales from continuing operations rose 1.2 percent, on top of an increase of 4.5 percent the prior year.

                Unless otherwise noted, the following discussion relates only to the results from continuing operations, and the comparisons are to fiscal 2002 results on an as-adjusted basis. The gross profit rate for the Company was 25.1 percent of revenue in the quarter, compared with last year’s fourth-quarter rate of 25.3 percent. The reduction reflected a more promotional environment, but was more modest than expected because of consumers’ interest in higher-margin digital products as well as software, services and accessories.

                The selling, general and administrative expense rate was 16.3 percent of revenue for the quarter versus a rate of 16.7 percent of revenue in the fourth quarter of fiscal 2002. The largest expense savings were derived from reductions in administrative costs, lower incentive compensation and field office reductions. The improvement in the expense rate was supported by efficiency initiatives launched last fall when consumer spending began to slow. The expense rate reduction was offset in part by the deleveraging impact of modest comparable store sales gains and investments to support strategic growth initiatives, including investments in technology.

The changes in the gross profit rate and SG&A rate also reflect the impact of adopting Emerging Issues Task Force (EITF) Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. Under the new method, vendor allowances are generally considered a reduction in the price of a vendor’s product and recognized as a reduction in cost of goods sold. The fiscal 2002 as-adjusted rates for gross profit, SG&A and operating income are presented to conform to the fiscal 2003 presentation in order to enhance comparability.

Total operating income was 8.7 percent of revenue for the quarter, compared with last year’s as-adjusted fourth-quarter rate of 8.6 percent. This improvement reflected the Company’s ability to control spending and to navigate successfully in a more promotional environment.

Net interest income was $5 million in the fourth quarter compared with net interest income of $7 million for the same period last year on an as-adjusted basis. The decrease in net interest income was due mainly to lower yields on cash investments. At year-end, the Company had cash balances of $1.9 billion, as the Company maintained its strong liquidity position during this period of economic and political uncertainty.

	Fiscal Year
Performance Summary ($ in millions, except per share amounts)	Ended 3/1/03(1)	Ended 3/2/02 As adjusted(2)	Ended 3/2/02
Revenue	$20,946	$18,506	$17,711
Comparable store sales % change(3)	2.4%	N/A	1.9%
Gross profit as % of revenue	25.0%	24.9%	21.3%
SG&A expenses as % of revenue	20.2%	20.0%	16.2%
Operating income as % of revenue	4.8%	4.9%	5.1%
Diluted EPS - continuing operations	$1.91	$1.75	$1.77
Diluted EPS	$0.30	$1.75	$1.77

Note: As-adjusted data is unaudited. All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1) Financial data for the fiscal year ended 3/1/03 reflects the newly adopted accounting principle EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.

(2) As adjusted information conforms the accounting for vendor allowances to the fiscal 2003 method.  As adjusted information for the fiscal year ended 3/2/02 is reflected as if Future Shop had been acquired at the beginning of fiscal 2002.

(3) Includes revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the Comparable Store Sales Change excludes Musicland revenue, which is included in discontinued operations.

                For the fiscal year, the Company’s revenue from continuing operations rose 18 percent before adjustments to $20.9 billion. The growth was driven by the addition of new stores, the inclusion of Future Shop for a full year in fiscal 2003, and a modest comparable store sales gain. Comparable store sales rose 2.4 percent as gains in sales of digital TVs, digital cameras, DVD movies and video gaming offset declining sales of desktop computers, prerecorded music and appliances. Robust growth in the Company’s revenue from Internet sites also contributed to the increase.

Unless otherwise noted, the following discussion relates only to the results from continuing operations, and comparisons are with fiscal 2002 results as adjusted. The gross profit margin rate in the fiscal year increased slightly as a percentage of revenue; improvements related to selling a more profitable mix of products were partially offset by a more promotional environment. The SG&A expense rate in fiscal 2003 increased as a percentage of revenue to 20.2 percent from 20.0 percent. The increase resulted from the deleveraging impact of modest comparable store sales gains and costs associated with launching the Best Buy brand in Canada, offset in part by savings from the cost reductions initiated in the second half of the year. Total Company operating income declined to 4.8 percent of revenue, compared with 4.9 percent in the prior fiscal year, reflecting the SG&A rate changes. Earnings per diluted share from continuing operations increased 9 percent to $1.91 in fiscal 2003, compared to $1.75 in fiscal 2002. Net earnings per diluted share totaled 30 cents, compared with the prior year’s as-adjusted net earnings per share of $1.75, as the deteriorating performance of the Musicland subsidiary negatively affected the Company’s overall performance. The decline in fiscal 2003 results was primarily the result of a $441 million ($1.36 per diluted share) loss from discontinued operations, which includes significant non-cash charges detailed in the discussion of discontinued operations in the Company’s news release dated March 31, 2003.

The Company reported that capital expenditures — including new stores, the Company’s new corporate campus and technology investments — totaled approximately $710 million from continuing operations in fiscal 2003, as the Company focused on investments with the highest returns. Interest income for the year totaled $4 million, reflecting lower interest rates on cash investments and interest expense associated with convertible debentures issued during fiscal 2002. Depreciation and amortization increased to $310 million, reflecting prior investments in new stores and technology to boost productivity. The Company’s tax rate from continuing operations increased to 38.7 percent for the year versus the prior year as-adjusted rate of 38.4 percent.

Company Expects Earnings from Continuing Operations to Grow 14-16% in Fiscal 2004

Best Buy provided guidance on its expectations from continuing operations for fiscal 2004. It expects comparable store sales gains in the low single digits and new store openings to drive a fiscal 2004 revenue increase of 11-13 percent. This growth expectation would produce approximately $23.5 billion in revenue from continuing operations. The Company expects modest improvement in its operating margin rate, as additional measures to boost efficiency are implemented. Net interest expense is estimated at $10 million, and the tax rate is projected to be 38.3 percent. The Company did not provide guidance on the results of discontinued operations for the year because of uncertainty regarding the timing of the sale of Musicland. The Company currently expects capital expenditures of approximately $700 million in fiscal 2004, including the opening of approximately 80 consumer electronics stores and investments in technology that are expected to improve its e-commerce business as well as enable real-time inventory.

For the first quarter the Company expects a decline in comparable store sales in the low single digits as a result of geo-political concerns, the uncertain consumer environment and a difficult comparison against a comparable store sales gain of 6.5 percent in the first quarter of fiscal 2003. The company looks for earnings per share from continuing operations of $0.14 to $0.20, compared to adjusted earnings per share from continuing operations of $0.24 in the first quarter of fiscal 2003. The anticipated earnings decline results from the SG&A deleverage experienced as comparable store sales decline in a seasonally smaller quarter. In addition, the first quarter includes the costs of the move to the new corporate headquarters. Musicland, which is accounted for as a discontinued operation, is expected to record a loss of approximately $25 million after tax in the first quarter of fiscal 2004.

Darren Jackson, executive vice president and chief financial officer, said, “The first quarter will be challenging, given the trends we are seeing in the business. In light of the outbreak of war, related geo-political uneasiness and very weak consumer confidence (factors that are impacting sales in both domestic and international markets), it is difficult to forecast first-quarter earnings from continuing operations with confidence. This difficulty is compounded by the fact that revenue in the first quarter is seasonally lower, and therefore our results are more sensitive to changes in comparable store sales.”

Jackson continued, “Because of the ‘CNN effect,’ where people stay at home watching television instead of shopping, our comparable store sales in March have declined approximately 3 percent. While our comparisons in the balance of the quarter are easier, we expect a year-over-year earnings decrease for the first quarter. Fortunately, the gross profit rate is holding as we continue to sell more digital products.

 “I believe our expectations of an increase of earnings from continuing operations of 14-16 percent in fiscal 2004 can be achieved, assuming the war comes to a swift conclusion and consumer confidence reverses its downward trend. I will update investors on our earnings guidance as customary in June, when we report second-quarter earnings, at which time we also will have an update on the timing and value of a potential sale of Musicland.”

Fourth Quarter			($ in millions)	Fiscal Year
This year(2)	Last year as adjusted(3)	Last year	Domestic Performance Summary(1)	This year(2)	Last year as adjusted(3)	Last year
$6,411	$5,822	$5,822	Revenue	$19,303	$17,115	$17,115
1.2%	4.5%	4.5%	Comparable store sales % change(4)	2.4%	1.9%	1.9%
25.1%	25.2%	21.6%	Gross profit rate	25.0%	24.9%	21.2%
15.9%	16.3%	13.3%	SG&A expense rate	19.8%	19.8%	16.0%
$591	$517	$484	Operating income	$1,002	$876	$886
9.2%	8.9%	8.3%	Operating income rate	5.2%	5.1%	5.2%

Note: Quarterly and as adjusted data is unaudited. All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1) The domestic segment aggregates all operations (including Best Buy and Magnolia Hi-Fi operations) exclusive of international operations and discontinued operations.

(2) Financial data for the quarter and fiscal year ended 3/1/03 reflects the newly adopted accounting principle EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.

(3) As adjusted information conforms the accounting for vendor allowances to the fiscal 2003 method.

(4) Includes revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the Comparable Store Sales Change excludes Musicland revenue, which is included in discontinued operations.

The domestic segment, which includes U.S. Best Buy and Magnolia Hi-Fi stores, increased revenue by 10 percent during the fourth quarter to $6.4 billion. The growth was primarily driven by the addition of new stores, most of which were located in markets where the Company already had a presence. In addition, the stores delivered modest comparable store sales gains, driven by sales of digital products, which continue to benefit from high consumer interest and low household penetration rates. Notebook computers, digital TVs, wireless devices, DVD movies and digital camcorders outperformed other product categories in fiscal 2003.

The gross profit rate at domestic stores during the fourth quarter declined slightly as a percent of revenue on an as-adjusted basis, reflecting a more promotional environment and increased customer use of zero-percent financing. The SG&A rate declined by 0.4 percent of revenue on an as-adjusted basis, due to leverage of advertising and distribution costs against a larger base of stores and lower compensation expense from reductions in field staff and performance-based pay. Operating income at domestic stores grew to 9.2 percent of revenue, or $591 million.

“Our core business hit a home run this holiday season,” said Al Lenzmeier, president and chief operating officer of Best Buy. “We achieved significant growth in revenue and reduced the SG&A expense rate, despite a difficult economy, lowered consumer confidence and geo-political concerns, and we gained market share in several important categories.”

Fourth Quarter			($ in millions)	Fiscal Year
This year(2)	Last year as adjusted(3)	Last year	International performance summary(1)	This year(2)	Last year as adjusted(3)	Last year
$578	$473	$473	Revenue	$1,643	$1,391	$596
0.6%	16.5%	16.5%	Comparable store sales % change(4)	4.3%	17.4%	N/A
24.9%	25.6%	23.8%	Gross profit rate	25.0%	25.0%	23.4%
21.3%	20.9%	19.5%	SG&A expense rate	24.5%	23.1%	19.7%
$21	$22	$20	Operating income	$8	$27	$22
3.6%	4.7%	4.3%	Operating income rate	0.5%	1.9%	3.7%

Note: Quarterly and as adjusted data is unaudited.

(1) The international segment aggregates Future Shop and Best Buy Canada operations.

(2) Financial data for the quarter and fiscal year ended 3/1/03 reflects the newly adopted accounting principle EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.

(3) As adjusted information conforms the accounting for vendor allowances to the fiscal 2003 method.  As adjusted information for the fiscal year ended 3/2/02 is reflected as if Future Shop had been acquired at the beginning of fiscal 2002.

(4) Includes revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition.

The international segment revenue increased by 22 percent during the fourth quarter to $578 million. The revenue growth was primarily driven by the addition of new stores. International comparable store sales, which currently include only Future Shop stores, rose 0.6 percent in the fourth quarter, reflecting strong sales of digital products, nearly offset by weak sales of desktop computers. The gross profit rate declined by 0.7 percent of revenue on an as-adjusted basis, as a result of increased competition and slowing demand for consumer electronics products. The SG&A expense rate increased by 0.4 percent of revenue, reflecting costs associated with the launch of Best Buy stores and softer sales in Canada. The international segment had quarterly operating income of $21 million and contributed 3.5 cents per diluted share for the fourth quarter. The segment’s results for the fiscal year were at the low end of management’s most recent guidance and were neither accretive nor dilutive for the fiscal year.

Fourth Quarter		($ in millions)	Fiscal Year
This year(2)	Last year as adjusted(3)	Discontinued operations performance summary(1)	This year(2)	Last year as adjusted(3)
$585	$685	Revenue	$1,727	$1,886
19	72	Operating income (loss) before impairment	(72)	31
(166)	—	SFAS No. 144 Non-cash Impairment charge	(166)	—
(147)	72	Operating income (loss)	(238)	31
(67)	39	Earnings (loss) before cumulative effect of accounting changes, net of tax	(125)	—
—	—	Cumulative effect of changes in accounting, net of tax	(316)	—
$(67)	$39	Earnings (loss) from discontinued operations, net of tax	$(441)	$—

Note: Quarterly and as adjusted data is unaudited.

(1) Discontinued operations include the financial results of the Musicland subsidiary.

(2) Financial data for the quarter and fiscal year ended 3/1/03 reflects the newly adopted accounting principle EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.

(3) As adjusted information conforms the accounting for vendor allowances to the fiscal 2003 method.

The Musicland subsidiary, whose results are reported as discontinued operations, generated fourth-quarter revenue of $585 million, a 15-percent decline compared to the prior year, driven by a 13.3-percent decline in comparable store sales and the closing of 128 stores during the fourth quarter. These results, combined with a decline in the gross profit rate and an increase in the SG&A rate on an as-adjusted basis, resulted in operating income of $19 million in the fourth quarter. For the fiscal year, Musicland reported revenue of $1.7 billion, a decrease of 8 percent, as well as a comparable store sales decline of 8.3 percent. The mall-based retailer of movies, music and video gaming products generated a fiscal year operating loss, before non-cash charges, of $72 million, which was modestly better than management’s expectations. The Company yesterday reported that it is actively marketing the business with the intention to sell it in the next 12 months.

                The Company will conduct a conference call for analysts, institutional investors and news media at 10 a.m. eastern time today. Individuals may access the live call via the Internet on the Company’s Web site at www.BestBuy.com by clicking on the “Investor Relations” link. Following the live event, the call will be posted on the Audio Archive page of Best Buy’s web site and may be accessed at any time. The transcript of the call will be posted on the same page. Best Buy’s quarterly financial results and news releases can be found on the Internet at the Company’s web site, www.BestBuy.com, or accessed via Business Wire’s Web site at www.businesswire.com.

                The Company is expected to announce its first-quarter sales on June 5, 2003, and its first-quarter earnings on June 18, 2003.

                Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission.

The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), Sam Goody (SamGoody.com) and Suncoast (Suncoast.com). The Company’s subsidiaries reach consumers through nearly 1,900 retail stores in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

•          Consolidated Statements Follow —

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

	FOURTH QUARTER			FISCAL YEAR
		Last year			Last year
	This year	as adjusted(1)	Last year	This year	as adjusted(2)	Last year
Revenue	$6,989	$6,295	$6,295	$20,946	$18,506	$17,711
Cost of goods sold	5,236	4,705	4,924	15,710	13,895	13,941
Gross profit	1,753	1,590	1,371	5,236	4,611	3,770
Gross Profit %	25.1%	25.3%	21.8%	25.0%	24.9%	21.3%
Selling, general & admin. expenses	1,141	1,051	867	4,226	3,708	2,862
SG&A %	16.3%	16.7%	13.8%	20.2%	20.0%	16.2%
Operating income	612	539	504	1,010	903	908
Net interest income	5	7	7	4	12	18
Earnings from continuing operations before income tax expense	617	546	511	1,014	915	926
Income tax expense	239	210	196	392	351	356
Effective tax rate	38.7%	38.4%	38.4%	38.7%	38.4%	38.4%
Earnings from continuing operations	378	336	315	622	564	570
(Loss) earnings from discontinued operations, net of tax	(67)	39	35	(441)	—	—
Cumulative effect of changes in accounting principles
Goodwill impairment, net of $24 tax(3)	—	—	—	(40)	—	—
Vendor allowances, net of $26 tax(4)	—	—	—	(42)	—	—
Net earnings	$311	$375	$350	$99	$564	$570
Basic earnings (loss) per share:
Continuing operations	$1.17	$1.06	$0.99	$1.93	$1.78	$1.80
Discontinued operations	(0.21)	0.12	0.11	(1.37)	—	—
Cumulative effect of accounting changes	—	—	—	(0.25)	—	—
Basic earnings per share	$0.97	$1.18	$1.10	$0.31	$1.78	$1.80
Diluted earnings (loss) per share:
Continuing operations	$1.16	$1.04	$0.97	$1.91	$1.75	$1.77
Discontinued operations	(0.21)	0.12	0.11	(1.36)	—	—
Cumulative effect of accounting changes	—	—	—	(0.25)	—	—
Diluted earnings per share	$0.96	$1.16	$1.08	$0.30	$1.75	$1.77
Weighted number of shares (in millions)
Basic	321.7	318.3	318.3	321.1	316.0	316.0
Diluted	324.4	325.0	325.0	324.8	322.5	322.5

Note: Quarterly data and last year as-adjusted data are unaudited. All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1) As adjusted information for the fourth quarter of fiscal 2002 conforms the accounting for vendor allowances to the fiscal 2003 method.

(2) As adjusted information reflects the combined results of operations of Best Buy, Magnolia Hi-Fi, Musicland and Future Shop. Future Shop was acquired on Nov. 4, 2001. Its results of operations are presented as if Future Shop had been acquired at the beginning of fiscal 2002 and do not include amortization of goodwill.  As adjusted information conforms the accounting for vendor allowances to the 2003 method.

(3) Goodwill impairment charge, net of tax, related to the Magnolia Hi-Fi business, resulting from the adoption of SFAS No. 142, Goodwill and Other Intangibles, effective on March 3, 2002.

(4) Cumulative effect of a change in accounting principle resulting from the adoption of EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

	Mar. 1,	Mar. 2,
	2003	2002
ASSETS
Current assets
Cash & cash equivalents	$1,914	$1,861
Receivables	312	221
Recoverable costs from developed properties	10	79
Merchandise inventories	2,046	1,875
Other current assets	271	116
Current assets of discontinued operations	516	448
Total current assets	5,069	4,600

Net property & equipment	2,062	1,661

Goodwill and intangible asset, net	462	465

Other assets	114	80

Non-current assets of discontinued operations	157	561

TOTAL ASSETS	$7,864	$7,367

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,195	$2,202
Accrued compensation	174	174
Accrued liabilities	1,223	911
Current liabilities of discontinued operations	320	418
Total current liabilities	3,912	3,705

Long-term liabilities	369	312

Long-term debt	828	808

Non-current liabilities of discontinued operations	25	21

Shareholders’ equity	2,730	2,521

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$7,864	$7,367

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

Fourth Quarter of Fiscal 2003

	As Previously Reported	Discontinued Operations Effect		Impact of Change in Vendor Allowance Accounting	As Adjusted
Revenue	$7,574	$(585)		$—	$6,989
Cost of goods sold	5,888	(409)		(243)	5,236
Gross profit	1,686	(176)		243	1,753
Gross profit %	22.3%	(0.7	)pp	3.5 pp	25.1%
Selling, general & administrative expenses - before asset impairment charge	1,105	(162)		198	1,141
SG&A % before asset impairment charge	14.6%	(1.2	)pp	2.9 pp	16.3%
Asset impairment charge(1)	166	(166)		—	—
Operating income	415	152		45	612
Net interest income	2	3		—	5
Earnings from continuing operations before income tax expense	417	155		45	617
Income tax expense	162	60		17	239
Effective tax rate	38.7%				38.7%
Earnings from continuing operations	255	95		28	378
Loss from discontinued operations, net of tax(2)	—	(70)		3	(67)
Cumulative effect of change in accounting principles:
Goodwill impairment, net of tax	—	—		—	—
Vendor allowances, net of tax	—	—		—	—
Net earnings	$255	$25		$31	$311
Diluted earnings (loss) per share:
Continuing operations (before impairment)	$1.10	$(0.02)		$0.08	$1.16
Asset impairment charge	(0.31)	0.31		—	—
Continuing operations	0.79	0.29		0.08	1.16
Discontinued operations:
Operations	—	0.02		0.01	0.03
Accounting changes	—	—		—	—
Tax benefit from “held for sale” assets(2)	—	0.08			0.08
Asset impairment charge	—	(0.31)		—	(0.31)
Discontinued operations	—	(0.21)		0.01	(0.21)
Cumulative effect of accounting changes	—	—		—	—
Diluted earnings per share	$0.79	$0.08		$0.09	$0.96
Weighted number of shares (in millions)
Diluted	324.4	324.4		324.4	324.4

Note: Certain totals may not add due to rounding

(1) Non-cash impairment charge related to reassessment of the carrying value of Musicland’s long-lived assets in accordance with SFAS No. 144

(2) Includes $25 million tax benefit resulting from the classification of the Musicland business as discontinued operations

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

Fiscal 2003

	Before Adjustments(1)	Discontinued Operations Effect		Impact of Change in Vendor Allowance Accounting	As Adjusted
Revenue	$22,673	$(1,727)		$—	$20,946
Cost of goods sold	17,606	(1,178)		(718)	15,710
Gross profit	5,067	(549)		718	5,236
Gross profit %	22.3%	(0.7	)pp	3.4 pp	25.0%
Selling, general & administrative expenses - before asset impairment charge	4,129	(624)		721	4,226
SG&A % before asset impairment charge	18.2%	(1.4	)pp	3.4 pp	20.2%
Asset impairment charge(2)	166	(166)		—	—
Operating income (loss)	772	241		(3)	1,010
Net interest (expense) income	(2)	6		—	4
Earnings (loss) from continuing operations before income tax expense	770	247		(3)	1,014
Income tax expense	298	96		(2)	392
Effective tax rate	38.7%				38.7%
Earnings (loss) from continuing operations	472	151		(1)	622
Loss from discontinued operations, net of tax(3)	—	(434)		(7)	(441)
Cumulative effect of change in accounting principles:
Goodwill impairment, net of tax	(348)	308		—	(40)
Vendor allowances, net of tax	—	—		(42)	(42)
Net earnings (loss)	$124	$25		$(50)	$99
Diluted earnings (loss) per share:
Continuing operations (before impairment)	$1.77	$0.15		$(0.01)	$1.91
Asset impairment charge	(0.31)	0.31		—	—
Continuing operations	1.45	0.47		(0.01)	1.91
Discontinued operations:
Operations	—	(0.15)		0.01	(0.15)
Accounting changes	—	(0.95)		(0.03)	(0.98)
Tax benefit from “held for sale” assets(3)	—	0.08		—	0.08
Asset impairment charge	—	(0.31)		—	(0.31)
Discontinued operations	—	(1.34)		(0.02)	(1.36)
Cumulative effect of accounting changes	(1.07)	0.95		(0.13)	(0.25)
Diluted earnings (loss) per share	$0.38	$0.08		$(0.16)	$0.30
Weighted number of shares (in millions)
Diluted	324.8	324.8		324.8	324.8

Note: Certain totals may not add due to rounding

(1) Includes actual results as previously reported for the first three quarters of fiscal 2003 and fourth quarter of fiscal 2003 financial results before adjustments

(2) Non-cash impairment charge related to reassessment of the carrying value of Musicland’s long-lived assets in accordance with SFAS No. 144

(3) Includes $25 million tax benefit resulting from the classification of the Musicland business as discontinued operations